Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-76594 on Form S-8 of Fulton Financial Corporation of our report dated May 20, 2006, appearing in this Annual Report on Form 11-K of Fulton Financial Affiliates’ 401(k) Savings Plan and Trust for the year ended December 31, 2005.

/s/ Crowe Chizek and Company LLC

Columbus, Ohio

June 20, 2006